EXHIBIT 99.1

BOSTON CAPITAL REIT ANNOUNCES ADJOURNMENT OF ANNUAL MEETING OF SHAREHOLDERS

Boston, May 30, 2007 —Boston Capital Real Estate Investment Trust, Inc. (the “Company”) announced today that the Company’s 2007 Annual Meeting of Shareholders, originally scheduled for 3:00 p.m., local time on Tuesday, May 29, 2007 at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109 was adjourned due to the fact that shareholders entitled to cast 50% of the votes at the meeting were not present, in person or by proxy, and thus, a quorum was not present to conduct business.  The meeting was adjourned until 10:30 a.m., local time, Tuesday, June 26, 2007 at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109.

About Boston Capital:

Boston Capital, headquartered in Boston, MA, is a real estate investment and advisory firm specializing in real estate and tax advantaged investments.  As of January 2007, Boston Capital’s holdings included over 2,700 multifamily apartment properties in 48 states and the District of Columbia, constituting nearly 157,000 apartments with a development cost in excess of $11.5 billion.  Boston Capital is the fourth largest owner/investor of apartment properties in the country and the 11th largest owner of real estate property in general.

For more information contact:

David Gasson
Vice President
Director of Corporate Communications
Boston Capital
One Boston Place
Boston, MA 02108-4406

(617) 624-8896
dgasson@bostoncapital.com